EXHIBIT 16.1

March 31, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Emtec, Inc.

We have read Item 4.01 of the Form 8-K dated March 29, 2006, of Emtec, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page 2, therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Ernst & Young